                                EXHIBIT (99)(ii)

                       Additional Exhibit -- News Release

MACC PRIVATE EQUITIES INC.                                               NEWS
101 SECOND STREET, S.E., SUITE 800                                      RELEASE
CEDAR RAPIDS, IOWA  52401
(319) 362-8568

For more information contact:
       David R. Schroder, President                        For Immediate Release
       Robert A. Comey, Executive Vice                              May 15, 1996
         President
       (319) 363-8249
________________________________________________________________________________
Cedar Rapids, Iowa, May 15, 1996.  MACC Private Equities Inc. ("MACC") (Nasdaq:
"MACC") and Zions Bancorporation ("Zions") (Nasdaq: "ZION") announced today their Agreement (the "Agreement"), dated May 13, 1996 for the purchase of MACC shares by Zions. MACC is a business development company in the business of making investments in small businesses in the United States though its wholly-owned subsidiary, MorAmerica Capital Corporation ("MorAmerica Capital"), a small business investment company. Zions is a bank holding company, which through its wholly-owned subsidiary, Zions First National Bank (the "Bank"), and the Bank's operating subsidiaries, is also engaged in venture capital investing and making loans guaranteed by the Small Business Administration.

       The Agreement provides for the issuance of 20,000 shares of MACC common stock, $.01 par value, to Zions at a per share price equal to current net asset value per share, $17.70. Together with its existing holdings of MACC common stock acquired through open market purchases, Zions will own after closing of the Agreement approximately 69,065 shares, equal to approximately 6.9% of the issued and outstanding shares of MACC common stock.

       Paul M. Bass, Jr., Chairman of the MACC Board of Directors, stated, "Zions' investment represents a significant vote of confidence in MACC and its management from an established player in the venture capital industry. The alliance with Zions may expand access to a wider range of venture investments for MACC, which is critical to success in an industry crowded with more investors pursuing fewer deals."

       W. David Hemingway, Executive Vice President of the Bank, stated that Zions' goal is to increase its ownership of MACC common stock to 20% through open market purchases in order to consolidate a portion of MACC earnings. "MACC has a solid reputation in this industry and is a good fit with our existing venture operations, including our Wasatch Venture Fund, a fund investing in early stage ventures," Hemingway said.

       In a related matter, MACC indicated that its program to repurchase up to 50,000 shares of MACC common stock from holders of fewer than 100 shares each, as announced at the MACC Annual Meeting of Shareholders held in February, 1996, had been delayed due to the negotiation of the Agreement. However, MACC management stated that MACC still intends to complete the program before September 30, 1996.